U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                               FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(B) OR (G) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


                        BRONZE MARKETING, INC.
        (Exact name of registrant as specified in its charter)


           NEVADA                              87-0578370
     (State or other jurisdiction                 (I.R.S. Employer
     of incorporation or organization)            Identification No.)


           426 South 1000 East, Salt Lake City, Utah 84106
               (Address of principal executive offices)

Securities registered under Section 12(b) of the Exchange Act:  None

     Title of each class      Name of each exchange on which registered

________________________________________________________________________

________________________________________________________________________

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
33-83351

Securities registered pursuant to section 12(g) of the Act:

                     Common Stock $.001 Par Value
                           (Title of Class)


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            INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

     The Company is presently authorized to issue 100,000,000 shares of $.001 par value common stock. The Company presently has 1,500,000 shares of common stock outstanding. The holders of common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

PREFERRED STOCK

     The Company is also presently authorized to issue 1,000,000 shares of $.001 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from the Company.

ITEM 2.   EXHIBITS.

     All documents previously filed by the Company pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, to the extent applicable to this report, are incorporated herein as exhibits to this report by reference to the registration statements and other reports previously filed by the Company to which such documents were filed as exhibits.

SEC No.   Document                              Exhibit No.

3         Articles of Incorporation               3.1*

3         By-Laws                                 3.2*

4         Common Stock Specimen Certificate       4.1*

* previously filed


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                              SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              Bronze Marketing, Inc.



Date:April 3, 2006            by:  /s/ Heather Hamby
                              Heather Hamby, President & Director